Exhibit 99.1

767 Fifth Avenue New York, NY 10153	News Contact: Investors: Rainey Mancini rmancini@estee.com Media: Jill Marvin jimarvin@estee.com

THE ESTÉE LAUDER COMPANIES REPORTS
FISCAL 2021 THIRD QUARTER RESULTS

Net Sales Increased 16% and Diluted EPS Improved to $1.24 from a Loss of $.02

In Constant Currency, Net Sales Grew 13% and Adjusted Diluted EPS Increased 88%

Net Sales Grew 9% Fiscal Year-to-Date Compared to Fiscal 2019

New York, May 3, 2021 - The Estée Lauder Companies Inc. (NYSE: EL) today reported net sales of $3.86 billion for its third quarter ended March 31, 2021, an increase of 16% on a reported basis, and 13% in constant currency, from $3.35 billion in the prior-year period. Net sales grew in every region and in most product categories reflecting the recovery in several areas compared to the prior year where brick-and-mortar began to shut down as COVID-19 spread globally.

The Company reported net earnings of $456 million, compared with a net loss of $(6) million in the prior-year period. Diluted net earnings per common share was $1.24, compared with a loss of $(.02) reported in the prior-year period. Excluding the benefit of currency translation, adjusted diluted earnings per common share, which excludes items detailed on page 3, increased 88%.

Fabrizio Freda, President and Chief Executive Officer said, “We exceeded our sales and earnings expectations, even as several markets experienced increasing pressure from COVID-19 throughout the quarter. Our growth engines of Skin Care and Fragrance were incredibly powerful. Sales rose in every region, led by double-digit growth in Asia/Pacific, where many markets contributed and sales growth in mainland China accelerated. Online thrived as a growth engine, with sales having increased strong double-digits around the world, and Travel Retail excelled. Estée Lauder, La Mer, Jo Malone London, Clinique, and Tom Ford Beauty led the robust performance of many brands in our portfolio.

Our fiscal year-to-date sales and adjusted operating margin exceed that of the same period in fiscal 2019, as we continue to successfully navigate the challenges of the pandemic. With strong cash flow generation, we resumed share repurchases in the third quarter. We are thrilled to have agreed to increase our ownership in DECIEM, becoming majority owners with a path to full ownership in three years. DECIEM’s soaring brand The Ordinary and new brand incubation capability further enhance our superior multiple engines of growth strategy.”

Freda emphasized “We have achieved these outstanding results while, first and foremost, caring for the safety and well-being of our employees and consumers amid the pandemic. Impressively, we are investing in many compelling long-term growth drivers, including end-to-end innovation with a new center in Shanghai, state of the art manufacturing in Asia/Pacific, global online, and consumer analytics. We are progressing on our environmental goals and acting on our social commitments with urgency. We expect the momentum in our sales growth to build in the fourth quarter of fiscal 2021, not only from easing comparisons but also fundamental strength, as we drive recovery.”

COVID-19 Update
The COVID-19 pandemic continued to disrupt the Company’s operating environment, temporarily impacting retail traffic and certain consumer preferences in the third quarter of fiscal 2021. The resurgence of COVID-19 cases in several countries, particularly in Western Europe and Latin America, led to government restrictions to prevent further spread of the virus. These restrictions included the temporary closure of businesses deemed non-essential, curtailment of travel, social distancing and quarantines.

Retail Impact
While most brick-and-mortar retail stores that sell the Company’s products, whether operated by the Company or its customers, were open during the third quarter of fiscal 2021, most notably in China and the United States, there were intermittent closures throughout the rest of the world. In the United Kingdom, Japan, Canada, Italy, Spain, France, Mexico and Brazil, in particular, many retail stores were temporarily closed for some period during the quarter due to the resurgence of COVID-19 cases. Globally, in areas where stores were open, consumer traffic was significantly reduced as compared to the pre-COVID-19 pandemic period. In addition, while domestic travel in China, especially in Hainan, and some other travel corridors in Asia/Pacific, most notably Korea, were open, international travel has remained largely curtailed globally due to both government restrictions and consumer health concerns that continue to adversely impact consumer traffic in most travel retail locations.

Consumer Preferences
The COVID-19 pandemic-related closures of offices, retail stores and other businesses and the significant decline in social gatherings have also influenced consumer preferences and practices. Specifically, the demand for makeup continues to be weak given fewer makeup usage occasions while other categories have been more resilient.

Cost Controls
In response to the ongoing impacts from the COVID-19 pandemic, the Company continues to implement cost control actions in certain areas of the business to effectively manage the changing business environment.

Fiscal 2021 Third Quarter Results
Adjusted diluted earnings (loss) per share excludes restructuring and other charges and adjustments as detailed in the following table.

Reconciliation between GAAP and Non-GAAP (Unaudited)

	Three Months Ended March 31, 2021				Three Months Ended March 31
	Net Sales		Diluted Earnings (Loss) Per Share (“EPS”)		Diluted EPS
	% Change	% Change, Constant Currency	% Change	% Change, Constant Currency	2021	2020(2)
As Reported Results (1)	16%	13%	100+%	100+%	$1.24	$(.02)
Restructuring and other charges					.31	.05
Changes in fair value of contingent consideration					—	(.01)
Goodwill, other intangible and long-lived asset impairments					.07	.83
Non-GAAP		13%	92%		$1.62	$.85
Impact of foreign currency on earnings per share					(.03)
Non-GAAP, constant currency earnings per share				88%	$1.59

(1)Represents GAAP, except Constant Currency percentages
(2)For the three months ended March 31, 2020 the effects of potentially dilutive stock options, performance share units, and restricted stock units of approximately 5.9 million, were excluded from the computation of As Reported and adjustments to Non-GAAP diluted loss per share as they were anti-dilutive due to the net loss during the period. These shares were added to the weighted-average common shares outstanding to calculate Non-GAAP diluted earnings per common share.

The fluctuations in exchange rates between the U.S. dollar in relation to most currencies had a favorable impact on net sales and operating income in the Company’s product categories and regions outside of the United States.

Results by Product Category (Unaudited)

	Three Months Ended March 31
	Net Sales		Percentage Change		Operating Income (Loss)		Percentage Change
($ in millions)	2021	2020	Reported Basis	Constant Currency	2021	2020	Reported Basis
Skin Care	$2,259	$1,723	31%	28%	$804	$418	92%
Makeup	1,018	1,146	(11)	(13)	(72)	(283)	75
Fragrance	454	349	30	27	47	—	—
Hair Care	128	119	8	6	(17)	(2)	(100+)
Other	15	8	88	88	(1)	1	(100+)
Subtotal	3,874	3,345	16	13	761	134	100+%
Returns/charges associated with restructuring and other activities	(10)	—			(145)	(25)
Total	$3,864	$3,345	16%	13%	$616	$109	100+%

Total reported operating income was $616 million, an increase from $109 million in the prior-year period. Operating income increased 64%, largely reflecting higher net sales and excluding the following items:
•Third quarter of fiscal 2021: $33 million of asset impairments related to some of the Company’s freestanding stores and $145 million of restructuring and other charges.
•Third quarter of fiscal 2020: $333 million of goodwill and other intangible asset impairments related to Too Faced, GLAMGLOW, BECCA and Smashbox; $13 million of asset impairments related to some of the Company’s freestanding stores; and $23 million of restructuring and other charges and adjustments.
•The favorable impact of currency translation of $5 million.

Skin Care
•Skin care net sales grew strongly, led by Estée Lauder, La Mer and Clinique. Dr. Jart+ and Origins also contributed to growth.
•Estée Lauder net sales grew double digits, led by increases in travel retail and in mainland China compared to the prior year where brick-and-mortar began to shut down in January 2020 due to COVID-19. Net sales growth was primarily driven by Advanced Night Repair Synchronized Multi-Recovery Complex and strong demand for high-loyalty hero products in the Revitalizing Supreme+, Daywear and Re-Nutriv franchises.
•La Mer delivered strong double-digit growth, led by Asia/Pacific, with significant gains in mainland China. The brand grew in both Europe, the Middle East & Africa and The Americas regions as well. La Mer’s growth was primarily driven by strong demand for its hero products, including Crème de la Mer, The Concentrate and The Treatment Lotion. Targeted expanded consumer reach also contributed to growth.
•Clinique delivered double-digit growth in every region driven by strong demand for its hero products, including the Dramatically Different and Clinique Smart franchises as well as Even Better Clinical Radical Dark Spot Corrector + Interrupter. The launch of Moisture Surge 100H Auto-Replenishing Hydrator and the iconic 3-Step skin care system also contributed to growth.
•Dr. Jart+ net sales increased primarily due to growth in mainland China and travel retail in Korea. Targeted expanded consumer reach also contributed to growth.
•Origins net sales growth reflected the continued success of Dr. Andrew Weil for ORIGINS Mega-Mushroom Relief & Resilience Soothing Treatment Lotion and the launch of Plantscription Multi-Powered Youth Serum.
•Skin care operating income increased, primarily from higher net sales at Estée Lauder, La Mer and Clinique. Additionally, the prior year period was adversely impacted by goodwill and other intangible asset impairments related to GLAMGLOW.

Makeup
•Net sales in makeup declined across nearly all brands. The effects of the COVID-19 pandemic continued to disproportionately impact makeup usage, particularly foundation and lip, in most markets. Makeup sales rose slightly in Asia/Pacific, reflecting the more advanced recovery in the region, primarily in China where usage occasions are increasing.
•Makeup operating income improved, primarily reflecting impairments of several brands in the prior-year period.

Fragrance
•Net sales grew, primarily due to increases from Jo Malone London, Tom Ford Beauty, Kilian Paris and Estée Lauder.
•Jo Malone London’s net sales grew double digits with increases in every region. Growth primarily reflected strong holiday activations around Chinese New Year and Valentine’s Day and the success of new product launches, including the new Blossoms Collection and Scarlet Poppy Cologne Intense. Strong online sales more than offset the decline in brick-and-mortar stores.
•Tom Ford Beauty delivered double-digit growth, reflecting the continued success of Bitter Peach and Rose Prick Private Blend fragrances as well as hero products, including Oud Wood and Black Orchid.
•Net sales from Kilian Paris rose double digits driven by demand for hero products and the successful launch of The Liquors franchise, including Angels’ Share. Targeted expanded consumer reach also contributed to growth.
•Estée Lauder net sales growth was driven by the launch of Beautiful Magnolia.
•Fragrance operating income increased, driven by higher net sales.

Hair Care
•Hair care net sales rose, primarily reflecting successful innovation, including Botanical Repair, as well as strong double-digit online growth at Aveda.
•Hair care operating income reflected higher results from Aveda, which were more than offset by the return of incentive compensation to pre-COVID-19 pandemic levels.

Results by Geographic Region (Unaudited)

	Three Months Ended March 31
	Net Sales		Percentage Change		Operating Income (Loss)		Percentage Change
($ in millions)	2021	2020	Reported Basis	Constant Currency	2021	2020	Reported Basis
The Americas	$916	$892	3%	4%	$155	$(217)	100+%
Europe, the Middle East & Africa	1,706	1,525	12	10	361	202	79
Asia/Pacific	1,252	928	35	26	245	149	64
Subtotal	3,874	3,345	16	13	761	134	100+%
Returns/charges associated with restructuring and other activities	(10)	—			(145)	(25)
Total	$3,864	$3,345	16%	13%	$616	$109	100+%

The Americas
•Net sales increased in the region reflecting growth in North America compared to the prior year where brick-and-mortar began to shut down in March 2020 due to COVID-19. This was somewhat offset by declines in Latin America where many retail locations closed as the resurgence of COVID-19 led to increased government restrictions during the quarter.
•Online1 sales grew double digits in The Americas.
1The regional online sales discussed throughout includes sales of the Company’s products from its websites and third-party platforms, as well as estimated sales of the Company’s products sold through its retailers’ websites.

•The Company and many retailers continued to capture consumer demand online utilizing new and existing digital capabilities, which more than offset declines from soft traffic in brick-and-mortar doors.
•In North America, net sales growth was driven by double-digit growth in the fragrance category and growth in skin care.
•Makeup sales continued to be challenged by soft demand.
•Operating income in The Americas increased, primarily reflecting the year-over-year reduction of goodwill, other intangible and long-lived asset impairments.

Europe, the Middle East & Africa
•Net sales returned to growth in the region, led by travel retail and online. Russia also contributed to growth.
•Net sales from the Company’s global travel retail business2 increased year-over-year despite the absence of international passenger traffic in Europe, the Middle East & Africa and The Americas. This was more than offset by China domestic travel, especially in Hainan, and sales in the rest of Asia/Pacific, including Korea.
•Online sales doubled, reflecting the increased focus on reaching consumers digitally.
•In Western Europe, the resurgence of COVID-19 cases led to increased government restrictions and store closures during the quarter. As a result, net sales declined across much of the region, notably in the United Kingdom, France and Spain.
•Operating income increased, primarily driven by the growth in travel retail.

Asia/Pacific
•Net sales growth reflected increases in mainland China, Australia, Korea and several smaller markets.
•Skin care, fragrance and hair care net sales grew strong double-digits in the region, while makeup net sales increased slightly.
•The Company continued to focus its investments on digital marketing, which drove strong double-digit online sales growth. Department stores and freestanding stores grew double digits as well.
•In mainland China, net sales grew strong double digits led by continued strength in skin care, an initial recovery in makeup and an acceleration in fragrance growth. Nearly every brand grew with the luxury brands outperforming. Sales increased double digits in every channel.
•Operating income increased, driven by higher net sales.

Nine-Month Results
•For the nine months ended March 31, 2021, the Company reported net sales of $12.28 billion, a 3% increase compared with $11.86 billion in the prior-year period. Net sales increased 2% in constant currency. Incremental net sales from the Company’s acquisition of Have&Be Co. Ltd. (“Dr. Jart+”) contributed approximately 2 percentage points of net sales growth.
•Net earnings were $1.85 billion, and diluted earnings per share was $5.03. In the prior-year nine months, the Company reported net earnings of $1.15 billion and diluted earnings per share of $3.12.
•During the nine-months ended March 31, 2021, the Company recorded restructuring and other charges, changes in contingent consideration and goodwill, other intangible and long-lived asset
2The net sales from the Company’s travel retail business are included in the Europe, the Middle East & Africa region, with the exception of the net sales of Dr. Jart+ in the travel retail channel that are reflected in Korea in the Asia/Pacific region.

impairments that, combined, totaled $303 million ($237 million after tax), equal to $.65 per diluted share. The prior-year period results include restructuring and other charges, changes in contingent consideration, goodwill, other intangible and long-lived asset impairments and other income primarily related to a gain on a previously held equity investment in Have&Be Co. Ltd. that totaled $601 million ($554 million after tax), equal to $1.51 per diluted share.
•Excluding restructuring and other charges and adjustments, adjusted diluted net earnings per common share for the nine months ended March 31, 2021 increased 23%, and rose 20% in constant currency. For the nine months ended March 31, 2021, the benefit of foreign currency translation on diluted net earnings per common share was $.10.

Cash Flows
•For the nine months ended March 31, 2021, net cash flows provided by operating activities were $2.78 billion, favorable to the $1.95 billion in the prior-year period, reflecting an improvement in working capital, as well as higher earnings before taxes, excluding non-cash items.
•In March 2021, the Company resumed its repurchase of shares of the Company's Class A Common Stock and purchased approximately 1.2 million shares for $316 million as of March 31, 2021.
•The Company ended the quarter with $6.4 billion in cash and cash equivalents after returning $877 million cash to stockholders through dividends and share repurchases during the nine month period and repaying the outstanding balance of $750 million drawn on its revolving credit facility in August 2020. In March 2021, the Company issued $600 million of new senior notes and, in April 2021, the Company repaid $450 million aggregate principal amount of its Senior Notes due in May 2021.
•In February 2021, the Company announced that it will increase its ownership in DECIEM Beauty Group (“DECIEM”) from approximately 29% to approximately 76% for roughly $1.0 billion. The transaction is expected to be completed in May 2021 and will be funded with a portion of the proceeds from the March 2021 senior notes and cash on hand.

Outlook
With multiple engines of growth across regions, brands, product categories and channels, the Company is confident it is well-positioned to drive a gradual recovery as macro-conditions and market dynamics support it. The Company expects to invest in areas to support the recovery, including advertising, online and supply chain, to both drive growth in areas of opportunity and help nurture emerging trends in the rest of the business.

The Company is mindful of risks related to social, economic and political matters, including restructurings and bankruptcies in the retail industry, geopolitical tensions, regulatory developments, global security issues, currency volatility, general economic challenges and changes in consumer preferences that affect consumer spending in certain countries, channels and travel corridors.

Full Year Fiscal 2021
Sales Outlook
•Reported net sales are forecasted to increase between 11% and 12% versus the prior-year period.
•The Company’s acquisition of DECIEM is expected to be negligible to the Company’s overall sales growth.
•Excluding the impact of currency, net sales are forecasted to increase between 9% and 10%.

Earnings per Share Outlook
•Reported diluted net earnings per common share are projected to be between $5.31 and $5.48. Excluding restructuring and other charges and adjustments, diluted net earnings per common share are projected to be between $6.05 and $6.15.
•The Company’s acquisition of DECIEM is expected to be negligible to the Company’s diluted net earnings per common share.
•Adjusted diluted earnings per common share are expected to increase between 45% and 47% on a constant currency basis.
◦Currency exchange rates are volatile and difficult to predict. Using March 31, 2021 spot rates for the fourth quarter of fiscal 2021, the currency benefit equates to about $.10 of diluted earnings per share.
◦The Company expects to take charges associated with previously approved restructuring and other activities.
▪Leading Beauty Forward programs are nearing completion. Charges are estimated to be between approximately $8 million to $14 million, equal to $.02 to $.03 per diluted common share.
▪Under the Post-COVID Business Acceleration Program, the Company estimates charges of approximately $199 million to $229 million, equal to $.42 to $.48 per diluted common share. The Company continues to evaluate further actions under the program.

Reconciliation between GAAP and Non-GAAP (Unaudited)

	Year Ending June 30, 2021 (F)				Twelve Months Ending June 30
	Net Sales Growth		Diluted EPS Growth		Diluted EPS
	%	%, Constant Currency	%	%, Constant Currency	2021 (F)	2020
Forecast / Actual Results (1)	11% - 12%	9% - 10%	29% - 33%	27% - 31%	$5.31 - $5.48	$1.86
Non-GAAP
Restructuring and other charges					.44 - .51	.19
Changes in fair value of contingent consideration					(.01)	(.04)
Goodwill, other intangible and long-lived asset impairments					.24	3.31
Other income, net					—	(1.20)
Non-GAAP			47% - 49%		$6.05 - $6.15	$4.12
Impact of foreign currency on earnings per share					(.10)
Forecasted constant currency net sales growth and earnings per share				45% - 47%	$5.95 - $6.05
(1)Represents GAAP, except Constant Currency percentages; includes restructuring and other charges and adjustments
(F)Represents forecast

Conference Call The Estée Lauder Companies will host a conference call at 9:30 a.m. (ET) today, May 3, 2021 to discuss its results. The dial-in number for the call is 888-294-4716 in the U.S. or 706-902-0101 internationally (conference ID number: 5569398). The call will also be webcast live at http://www.elcompanies.com/investors/events-and-presentations.

Cautionary Note Regarding Forward-Looking Statements
Statements in this press release, in particular those in “Outlook,” as well as remarks by the CEO and other members of management, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may address our expectations regarding sales, earnings or other future financial performance and liquidity, other performance measures, product introductions, entry into new geographic regions, information technology initiatives, new methods of sale, our long-term strategy, restructuring and other charges and resulting cost savings, and future operations or operating results. These statements may contain words like “expect,” “will,” “will likely result,” “would,” “believe,” “estimate,” “planned,” “plans,” “intends,” “may,” “should,” “could,” “anticipate,” “estimate,” “project,” “projected,” “forecast,” and “forecasted” or similar expressions.

Factors that could cause actual results to differ materially from our forward-looking statements include the following:

(1)increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses;
(2)the Company’s ability to develop, produce and market new products on which future operating results may depend and to successfully address challenges in the Company’s business;
(3)consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company’s products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company’s competitors or ownership of competitors by the Company’s customers that are retailers and our inability to collect receivables;
(4)destocking and tighter working capital management by retailers;
(5)the success, or changes in timing or scope, of new product launches and the success, or changes in the timing or the scope, of advertising, sampling and merchandising programs;
(6)shifts in the preferences of consumers as to where and how they shop;
(7)social, political and economic risks to the Company’s foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;
(8)changes in the laws, regulations and policies (including the interpretations and enforcement thereof) that affect, or will affect, the Company’s business, including those relating to its products or distribution networks, changes in accounting standards, tax laws and regulations, environmental or climate change laws, regulations or accords, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;
(9)foreign currency fluctuations affecting the Company’s results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company’s operating and manufacturing costs outside of the United States;
(10)changes in global or local conditions, including those due to the volatility in the global credit and equity markets, natural or man-made disasters, real or perceived epidemics, or energy costs, that could affect consumer purchasing, the willingness or ability of consumers to travel and/or purchase the Company’s products while traveling, the financial strength of the Company’s customers, suppliers or other contract counterparties, the Company’s operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the returns that the Company is able to generate on its pension assets and the resulting impact on funding obligations, the cost and availability of raw materials and the assumptions underlying the Company’s critical accounting estimates;
(11)impacts attributable to the COVID-19 pandemic, including disruptions to our global business;
(12)shipment delays, commodity pricing, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture the Company’s products or at the

Company’s distribution or inventory centers, including disruptions that may be caused by the implementation of information technology initiatives, or by restructurings;
(13)real estate rates and availability, which may affect the Company’s ability to increase or maintain the number of retail locations at which the Company sells its products and the costs associated with the Company’s other facilities;
(14)changes in product mix to products which are less profitable;
(15)the Company’s ability to acquire, develop or implement new information and distribution technologies and initiatives on a timely basis and within the Company’s cost estimates and the Company’s ability to maintain continuous operations of such systems and the security of data and other information that may be stored in such systems or other systems or media;
(16)the Company’s ability to capitalize on opportunities for improved efficiency, such as publicly-announced strategies and restructuring and cost-savings initiatives, and to integrate acquired businesses and realize value therefrom;
(17)consequences attributable to local or international conflicts around the world, as well as from any terrorist action, retaliation and the threat of further action or retaliation;
(18)the timing and impact of acquisitions, investments and divestitures; and
(19)additional factors as described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2020.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products. The Company’s products are sold in approximately 150 countries and territories under brand names including: Estée Lauder, Aramis, Clinique, Lab Series, Origins, Tommy Hilfiger, M·A·C, La Mer, Bobbi Brown, Donna Karan New York, DKNY, Aveda, Jo Malone London, Bumble and bumble, Michael Kors, Darphin, Tom Ford Beauty, Smashbox, Ermenegildo Zegna, AERIN, RODIN olio lusso, Le Labo, Editions de Parfums Frédéric Malle, GLAMGLOW, Kilian Paris, BECCA, Too Faced and Dr. Jart+.

ELC-F
ELC-E

CONSOLIDATED STATEMENT OF EARNINGS (LOSS) (Unaudited)

	Three Months Ended March 31		Percentage Change	Nine Months Ended March 31		Percentage Change
($ in millions, except per share data)	2021	2020		2021	2020
Net sales	$3,864	$3,345	16%	$12,279	$11,864	3%
Cost of sales	939	836	12	2,848	2,785	2
Gross profit	2,925	2,509	17	9,431	9,079	4
Gross margin	75.7%	75.0%		76.8%	76.5%

Operating expenses
Selling, general and administrative(A)	2,145	2,030	6	6,761	6,753	—
Restructuring and other charges(B)	131	24	100+	172	54	100+
Goodwill impairment(C)	—	275	(100)	54	786	(93)
Other intangible and long-lived asset impairments(C)	33	71	(54)	60	337	(82)
Total operating expenses	2,309	2,400	(4)	7,047	7,930	(11)
Operating expense margin	59.8%	71.7%		57.4%	66.8%

Operating income	616	109	100+	2,384	1,149	100+
Operating income margin	15.9%	3.3%		19.4%	9.7%

Interest expense	43	42	2	131	112	17
Interest income and investment income, net	9	14	(36)	40	41	(2)
Other components of net periodic benefit cost	2	1	100	12	3	100+
Other income(D)	—	—	—	—	576	(100)
Earnings before income taxes	580	80	100+	2,281	1,651	38
Provision for income taxes	122	84	45	421	496	(15)
Net earnings (loss)	458	(4)	100+	1,860	1,155	61
Net earnings attributable to noncontrolling interests	(2)	(2)	—	(8)	(9)	11
Net earnings (loss) attributable to The Estée Lauder Companies Inc.	$456	$(6)	100+%	$1,852	$1,146	62%

Net earnings (loss) attributable to The Estée Lauder Companies Inc. per common share
Basic	$1.25	$(.02)	100+%	$5.10	$3.18	61%
Diluted	$1.24	$(.02)	100+%	$5.03	$3.12	61%

Weighted-average common shares outstanding
Basic	363.6	360.2		362.9	360.6
Diluted	369.0	360.2		368.1	367.1

(A)The Company recorded $2 million ($2 million net of tax) of income within selling, general and administrative expenses for the nine months ended March 31, 2021 to reflect changes in the fair value of its contingent consideration related to its fiscal 2016 acquisition. During the three and nine months ended March 31, 2020, the Company recorded $2 million (gross and net of tax) and $9 million ($8 million, net of tax) of income to reflect changes in the fair value of its contingent consideration related to certain of its fiscal 2015 and 2016 acquisitions.

(B)In May 2016, the Company announced a multi-year initiative (“Leading Beauty Forward”) to build on its strengths and better leverage its cost structure to free resources for investment to continue its growth momentum. Leading Beauty Forward was designed to enhance the Company’s go-to-market capabilities, reinforce its leadership in global prestige beauty and continue creating sustainable value. As of June 30, 2019, the Company concluded the approvals of all major initiatives under Leading Beauty Forward related to the optimization of select corporate functions, supply chain activities, and corporate and regional market support structures, as well as the exit of underperforming businesses, and expects to substantially complete those initiatives through fiscal 2021. Inclusive of approvals from inception through June 30, 2019, the Company estimates that Leading Beauty Forward may result in related restructuring and other charges totaling between $950 million and $990 million, before taxes, consisting of employee-related costs, asset write-offs and other costs to implement these initiatives. After its full implementation, the Company expects Leading Beauty Forward to yield annual net benefits, primarily in Selling, general and administrative expenses and, to a lesser extent, Cost of sales, of between $425 million and $475 million, before taxes. These savings can be used to improve margin, mitigate risk and invest in future growth initiatives.

In August 2020, the Company announced a two-year restructuring program, Post-COVID Business Acceleration Program (the “PCBA Program”), designed to resize its business against the dramatic shifts to its distribution landscape and consumer behaviors in the wake of the COVID-19 pandemic. The PCBA Program will help improve efficiency and effectiveness by rebalancing resources to growth areas of prestige beauty. It will further strengthen the Company by building upon the foundational capabilities in which the Company has invested. The PCBA Program’s main areas of focus include accelerating the shift to online with the realignment of the Company’s distribution network reflecting freestanding store and certain department store closures, with a focus on North America and Europe, the Middle East & Africa; the reduction in brick-and-mortar point of sale employees and related support staff; and the redesign of the Company’s regional branded marketing organizations, plus select opportunities in global brands and functions. This program is expected to position the Company to better execute its long-term strategy while strengthening its financial flexibility. The Company plans to approve specific initiatives under the PCBA Program through fiscal 2022 and expects to complete those initiatives through fiscal 2023. The Company expects that the PCBA Program will result in related restructuring and other charges totaling between $400 million and $500 million, before taxes.

(C)During November 2020, given the actual and the estimate of the potential future impacts relating to the uncertainty of the duration and severity of COVID-19 impacting the Company and lower than expected results from geographic expansion, the Company made further revisions to the internal forecasts relating to its GLAMGLOW reporting unit, triggering a need for an interim impairment review. As a result of this review, the Company recorded $81 million ($63 million, net of tax) of goodwill and other intangible asset impairments, with an impact of $.18 per common share for the nine months ended March 31, 2021.

During March 2021, the Company recognized $33 million ($27 million, net of tax) of long-lived asset impairments, included in impairments of other intangible and long-lived assets, in the accompanying consolidated statements of earnings (loss) for the three and nine months ended March 31, 2021, related other assets (i.e. rights associated with commercial operating leases), operating lease ROU assets and the related property, plant and equipment in certain freestanding stores primarily in Europe due to the impact of the COVID-19 pandemic.

For the three months ended March 31, 2021, total long-lived asset impairment charges were $33 million with an impact of $.07 per common share, and for the nine months ended March 31, 2021, total goodwill, other intangible and long-lived asset impairment charges were $114 million with an impact of $.25 per common share.
During December 2019, given the continuing declines in prestige makeup, generally in North America, and the ongoing competitive activity, the Company’s Too Faced, BECCA and Smashbox reporting units made revisions to their internal forecasts concurrent with the Company’s brand strategy review process, triggering a need for an interim impairment review. As a result of this review, the Company recorded $777 million ($663 million, net of tax) of goodwill and other intangible asset impairments, during the three months ended December 31, 2019.
During March 2020, given the actual and the estimate of the potential future impacts relating to the uncertainty of the duration and severity of COVID-19 impacting the Company, the Company made revisions to the internal forecasts relating to its Too Faced, BECCA, Smashbox and GLAMGLOW reporting units. The Company concluded that the changes in circumstances in these reporting units triggered the need for an interim impairment review. As a result of this review, the Company recorded $333 million ($288 million, net of tax) of goodwill and other intangible asset impairments, during the three months ended March 31, 2020.

The Company also recognized $13 million ($10 million, net of tax) of long-lived asset impairments, included in impairments of other intangible and long-lived assets, in the accompanying consolidated statements of earnings (loss) for the three and nine months ended March 31, 2020, related to operating lease ROU assets and the related property, plant and equipment in certain freestanding stores primarily in North America due to the impact of the COVID-19 pandemic.
Total goodwill, other intangible and long-lived asset impairment charges were $346 million with an impact of $.83 per common share and $1,123 million with an impact of $2.62 per common share for the three and nine months ended March 31, 2020, respectively.
(D)In conjunction with the acquisition of the remaining equity interest in Have&Be Co. Ltd., the Company recorded a gain on its previously held equity method investment of $553 million (inclusive of the recognition of a previously unrealized foreign currency gain of $4 million, which was reclassified from accumulated other comprehensive income). The Company also recorded a $23 million foreign currency gain as a result of cash transferred to a foreign subsidiary for the purposes of making the closing payment. The total gain of $576 million ($450 million, net of tax) had an impact of $1.23 per common share for the nine months ended March 31, 2020.

Returns and Charges Associated With Restructuring and Other Activities and Other Adjustments (Unaudited)

	Three Months Ended March 31, 2021
	Sales Returns	Cost of Sales	Operating Expenses		Total	After Tax	Diluted EPS
(In millions, except per share data)			Restructuring Charges(1)	Other Charges/ Adjustments
Leading Beauty Forward	$—	$(1)	$3	$4	$6	$5	$.01
PCBA Program	10	5	121	3	139	111.30
Long-lived asset impairments	—	—	—	33	33	27.07
Total	$10	$4	$124	$40	$178	$143	$.38

	Nine Months Ended March 31, 2021
	Sales Returns	Cost of Sales	Operating Expenses		Total	After Tax	Diluted EPS
(In millions, except per share data)			Restructuring Charges(1)	Other Charges/ Adjustments
Leading Beauty Forward	$—	$4	$(7)	$9	$6	$5	$.01
PCBA Program	10	5	167	3	185	144.40
Changes in fair value of contingent consideration	—	—	—	(2)	(2)	(2)	(.01)
Goodwill, other intangible and long-lived asset impairments	—	—	—	114	114	90.25
Total	$10	$9	$160	$124	$303	$237	$.65

(1)Includes impairment charges associated with the previously announced exit of the global distribution of BECCA products.

	Three Months Ended March 31, 2020
	Sales Returns	Cost of Sales	Operating Expenses		Total	After Tax	Diluted EPS(1)
(In millions, except per share data)			Restructuring Charges	Other Charges/ Adjustments
Leading Beauty Forward	$—	$1	$19	$5	$25	$20	$.05
Changes in fair value of contingent consideration	—	—	—	(2)	(2)	(2)	(.01)
Goodwill, other intangible and long-lived asset impairments	—	—	—	346	346	298.83
Total	$—	$1	$19	$349	$369	$316	$.87

(1)For the three months ended March 31, 2020, the effects of potentially dilutive stock options, performance share units, and restricted stock units of approximately 5.9 million shares, were excluded from the computation of diluted loss per share as they were anti-dilutive due to the net loss incurred during the period.

	Nine Months Ended March 31, 2020
	Sales Returns	Cost of Sales	Operating Expenses		Total	After Tax	Diluted EPS
(In millions, except per share data)			Restructuring Charges	Other Charges/ Adjustments
Leading Beauty Forward	$—	$9	$20	$34	$63	$51	$.14
Changes in fair value of contingent consideration	—	—	—	(9)	(9)	(8)	(.02)
Goodwill, other intangible and long-lived asset impairments	—	—	—	1,123	1,123	961	2.62
Other income	—	—	—	(576)	(576)	(450)	(1.23)
Total	$—	$9	$20	$572	$601	$554	$1.51

Results by Product Category (Unaudited)

	Nine Months Ended March 31
	Net Sales		Percentage Change		Operating Income (Loss)		Percentage Change
($ in millions)	2021	2020	Reported Basis	Constant Currency	2021	2020	Reported Basis
Skin Care	$7,113	$5,770	23%	21%	$2,453	$1,822	35%
Makeup	3,243	4,249	(24)	(25)	(115)	(790)	85
Fragrance	1,478	1,392	6	5	248	163	52
Hair Care	418	417	—	(1)	(10)	10	(100+)
Other	37	36	3	—	(1)	7	(100+)
Subtotal	12,289	11,864	4	2	2,575	1,212	100+
Returns/charges associated with restructuring and other activities	(10)	—			(191)	(63)
Total	$12,279	$11,864	3%	2%	$2,384	$1,149	100+%

Results by Geographic Region (Unaudited)

	Nine Months Ended March 31
	Net Sales		Percentage Change		Operating Income (Loss)		Percentage Change
($ in millions)	2021	2020	Reported Basis	Constant Currency	2021	2020	Reported Basis
The Americas	$2,837	$3,278	(13)%	(12)%	$256	$(571)	100+%
Europe, the Middle East & Africa	5,276	5,281	—	(1)	1,429	1,084	32
Asia/Pacific	4,176	3,305	26	20	890	699	27
Subtotal	12,289	11,864	4	2	2,575	1,212	100+
Returns/charges associated with restructuring and other activities	(10)	—			(191)	(63)
Total	$12,279	$11,864	3%	2%	$2,384	$1,149	100+%

This earnings release includes some non-GAAP financial measures relating to charges associated with restructuring and other activities, goodwill and other intangible asset impairments, long-lived asset impairments relating to COVID-19, the changes in the fair value of contingent consideration and other income. The following is a reconciliation between the non-GAAP financial measures and the most directly comparable GAAP measures for certain consolidated statements of earnings accounts before and after these items. The Company uses certain non-GAAP financial measures, among other financial measures, to evaluate its operating performance, which represent the way the Company conducts and views its business. Management believes that excluding certain items that are not comparable from period to period, or do not reflect the Company’s underlying ongoing business, provides transparency for such items and helps investors and others compare and analyze operating performance from period to period. In the future, the Company expects to incur charges or adjustments similar in nature to those presented below; however, the impact to the Company’s results in a given period may be highly variable and difficult to predict. Our non-GAAP financial measures may not be comparable to similarly titled measures used by, or determined in a manner consistent with, other companies. While the Company considers the non-GAAP measures useful in analyzing its results, they are not intended to replace, or act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with GAAP.

The Company operates on a global basis, with the majority of its net sales generated outside the United States. Accordingly, fluctuations in foreign currency exchange rates can affect the Company’s results of operations. Therefore, the Company presents certain net sales, operating results and diluted earnings per share information excluding the effect of foreign currency rate fluctuations to provide a framework for assessing the performance of its underlying business outside the United States. Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. The Company calculates constant currency information by translating current-period results using prior-year period weighted-average foreign currency exchange rates and adjusting for the period-over-period impact of foreign currency cash flow hedging activities.

Reconciliation of Certain Consolidated Statements of Earnings (Loss) Accounts Before and After Returns, Charges and Other Adjustments (Unaudited)

	Three Months Ended March 31
	2021					2020			% Change
($ in millions, except per share data)	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	Impact of Foreign Currency Translation	Non-GAAP, Constant Currency	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	Non-GAAP	Non-GAAP, Constant Currency
Net sales	$3,864	$10	$3,874	$(94)	$3,780	$3,345	$—	$3,345	16%	13%
Cost of sales	939	(4)	935	(24)	911	836	(1)	835
Gross profit	2,925	14	2,939	(70)	2,869	2,509	1	2,510	17%	14%
Gross margin	75.7%		75.9%		75.9%	75.0%		75.0%

Operating expenses	2,309	(164)	2,145	(58)	2,087	2,400	(368)	2,032	6%	3%
Operating expense margin	59.8%		55.4%		55.2%	71.7%		60.7%
Operating income	616	178	794	(12)	782	109	369	478	66%	64%
Operating income margin	15.9%		20.5%		20.7%	3.3%		14.3%

Provision for income taxes	122	35	157	(2)	155	84	53	137	15%	13%

Net earnings (loss) attributable to The Estée Lauder Companies Inc.	$456	$143	$599	$(11)	$588	$(6)	$316	$310	93%	90%
Diluted EPS(1)	$1.24	$.38	$1.62	$(.03)	$1.59	$(.02)	$.87	$.85	92%	88%
(1)For the three months ended March 31, 2020 the effects of potentially dilutive stock options, performance share units, and restricted stock units of approximately 5.9 million, were excluded from the computation of As Reported and Returns/Charges/Adjustments diluted loss per share as they were anti-dilutive due to the net loss during the period. These shares were added to the weighted-average common shares outstanding to calculate Non-GAAP diluted earnings per common share.

Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After Returns, Charges and Other Adjustments (Unaudited)

	Nine Months Ended March 31
	2021					2020			% Change
($ in millions, except per share data)	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	Impact of Foreign Currency Translation	Non-GAAP, Constant Currency	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	Non-GAAP	Non-GAAP, Constant Currency
Net sales	$12,279	$10	$12,289	$(211)	$12,078	$11,864	$—	$11,864	4%	2%
Cost of sales	2,848	(9)	2,839	(43)	2,796	2,785	(9)	2,776
Gross profit	9,431	19	9,450	(168)	9,282	9,079	9	9,088	4%	2%
Gross margin	76.8%		76.9%		76.9%	76.5%		76.6%

Operating expenses	7,047	(284)	6,763	(127)	6,636	7,930	(1,168)	6,762	—%	(2)%
Operating expense margin	57.4%		55.0%		54.9%	66.8%		57.0%
Operating income	2,384	303	2,687	(41)	2,646	1,149	1,177	2,326	16%	14%
Operating income margin	19.4%		21.9%		21.9%	9.7%		19.6%

Other income	—	—	—	—	—	576	(576)	—	—	—
Provision for income taxes	421	66	487	(8)	479	496	47	543	(10)%	(12)%

Net earnings attributable to The Estée Lauder Companies Inc.	$1,852	$237	$2,089	$(35)	$2,054	$1,146	$554	$1,700	23%	21%
Diluted EPS	$5.03	$.65	$5.68	$(.10)	$5.58	$3.12	$1.51	$4.63	23%	20%

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited, except where noted)

	March 31, 2021	June 30, 2020	March 31, 2020
($ in millions)		(Audited)
ASSETS

Cash and cash equivalents	$6,399	$5,022	$4,876
Accounts receivable, net	1,735	1,194	1,846
Inventory and promotional merchandise	2,134	2,062	2,087
Prepaid expenses and other current assets	729	614	424
Total current assets	10,997	8,892	9,233
Property, plant and equipment, net	2,106	2,055	2,092
Operating lease right-of-use assets	2,212	2,282	2,446
Other assets	4,585	4,552	4,592
Total assets	$19,900	$17,781	$18,363

LIABILITIES AND EQUITY

Current debt	$471	$1,222	$1,527
Accounts payable	1,277	1,177	1,162
Operating lease liabilities	372	375	371
Other accrued liabilities	3,077	2,405	2,621
Total current liabilities	5,197	5,179	5,681
Long-term debt	5,487	4,914	4,674
Long-term operating lease liabilities	2,198	2,278	2,288
Other noncurrent liabilities	1,460	1,448	1,362
Total noncurrent liabilities	9,145	8,640	8,324
Total equity	5,558	3,962	4,358
Total liabilities and equity	$19,900	$17,781	$18,363

SELECT CASH FLOW DATA (Unaudited)

	Nine Months Ended March 31
($ in millions)	2021	2020
Net earnings	$1,860	$1,155
Adjustments to reconcile net earnings to net cash flows from operating activities:
Depreciation and amortization	475	447
Deferred income taxes	(103)	(65)
Other items	506	793
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(506)	(48)
Decrease (increase) in inventory and promotional merchandise	13	(41)
Increase in other assets, net	(122)	(63)
Increase (decrease) in accounts payable and other liabilities, net	654	(233)
Net cash flows provided by operating activities	$2,777	$1,945

Other Investing and Financing Sources (Uses):
Capital expenditures	$(386)	$(468)
Payments for acquired businesses, net of cash acquired	(8)	(1,047)
Purchases of investments	(40)	(5)
Payments to acquire treasury stock	(316)	(883)
Dividends paid	(561)	(502)
Proceeds (repayments) of current debt, net	(746)	1,514
Proceeds (repayments) from issuance of long-term debt, net	590	1,272

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